Exhibit 99.1
Biodiesel — Fueling A Better Future
March 2010 Newsletter
Volume 6, Number 1
UNIT HOLDERS REJECT OFFER BY RENEWABLE ENERGY GROUP
On February 24, 2010, Western Iowa Energy, LLC (“WIE” or the “Company”) re-convened a special meeting of its unit holders that it first called to order on February 18, 2010, to consider and vote upon the following proposals:
1.
To sell substantially all the assets and liabilities of WIE pursuant to the terms set forth in the Second Amended and Restated Asset Purchase Agreement, executed November 20, 2009, dated and effective as of the original execution date, May 11, 2009, by and among REG Newco, Inc. a Delaware corporation, REG Wall Lake, LLC, an Iowa limited liability company, Western Iowa Energy, LLC, an Iowa limited liability company, and Renewable Energy Group, Inc., a Delaware corporation, and the transactions contemplated thereby (“Proposal 1”).

2.
In the event the unit holders approve Proposal 1, to dissolve, wind up, and liquidate WIE as soon as reasonably practicable following the consummation of the transfer of substantially all of WIE’s assets and liabilities to REG Wall Lake, LLC, as contemplated in the Second Amended and Restated Asset Purchase Agreement executed November 20, 2009, dated and effective as of the original execution date, May 11, 2009 (“Proposal 2”).

3.
To approve the adjournment or postponement of the special meeting to a later date, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Second Amended and Restated Asset Purchase Agreement (“Proposal 3”).

A quorum was present for the re-convened special meeting. The Company’s unit holders rejected each of the foregoing proposals. The number and percentage of votes cast with respect to each proposal were as follows:
•	Proposal 1:
•	For: 38.04%

•	Against: 40.07%

•	Abstain: 0.26%
•	Proposal 2:
•	For: 38.12%

•	Against: 39.99%

•	Abstain: 0.26%
•	Proposal 3:
•	For: 48.56%

•	Against: 48.25%

•	Abstain: 3.19%
The foregoing description of the Second Amended and Restated Asset Purchase Agreement is qualified in its entirety by reference to the full text of the Second Amended and Restated Asset Purchase Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed on November 23, 2009.

ANNUAL MEETING TO BE HELD
Western Iowa Energy, LLC, “the Company”, will hold its 2010 Annual Meeting of Members at the Wall Lake Community Center on Monday, June 7, 2010 at 6:30PM.
Members who intend to present a proposal at the 2010 Annual Meeting of Members must provide the Company notice of such proposal no later than April 8, 2010, which is 60 days before the stated date of the 2010 annual meeting. At this point, any proposal that is presented will not be included in the proxy statement. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
If the Company does not receive notice of a Member proposal intended to be submitted to the 2010 Annual Meeting of Members by April 8, 2010, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion only if the Company includes in its proxy statement an explanation of its intention with respect to voting on the proposal.
At the 2010 meeting, the membership will be electing two (2) Directors. These two Directors will be elected to serve a three-year term. The incumbents for these two spots are Wayne Seaman and Nile Ramsbottom. There are two ways to nominate candidates for election as Director. The first is by a nominating committee established by the current Directors; and the second is by nomination by a current Member. For a Member to submit a nomination, the submittal must be made by personal delivery or by US mail to the Secretary of the Company, Kevin Ross, no later than Thursday, April 8, 2010. Any Member that intends to nominate one or more persons for election as Director at the meeting may do so only if written notice of the Member’s intent to make the nomination has been given to the Secretary of the Company (Kevin Ross) by April 8, 2010. Each such notice should include:
•	The name and address of record of the Member who intends to make the nomination;

•
A representation that the Member is a holder of record of Units of WIE entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person specified in the notice;

•	The name, age, business and residence addresses, and principal occupation or employment of each nominee;

•	A description of all arrangements or understandings between the Member and each nominee and any other person, who must be named, pursuant to which the nomination is to be made by the Member;

•
Such other information regarding each nominee proposed by such Member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	The consent of each nominee to serve as a Director of the Company if so elected; and

•
A nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding Units and clearly setting forth the proposed nominee as a candidate of the Director’s seat to be filled at the next election of Directors.

In addition, the Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a Director of the Company.
You will be receiving more information about the meeting as it is available. Please mark that important date and time on your calendar.
RFS-2 BRINGS HOPE, CONFUSION TO THE BIODIESEL INDUSTRY
The final rule for the revised renewable fuel standard (RFS-2) was issued by the United States Environmental Protection Agency (EPA) on February 3, and soy biodiesel comes in at a 57% reduction of greenhouse gases (GHG) compared to petroleum diesel, making it eligible to meet the biomass-based diesel carve-out. To qualify as a biomass-based diesel or an advanced biofuel under the Energy Independence and Security Act of 2007 “EISA”, of which RFS-2 is a part, soy biodiesel was required to meet a 50% reduction to GHG emissions compared to petroleum.
The EPA also confirmed that the combined 2009-2010 volume requirement for biomass-based diesel is 1.15 billion gallons, the sum of 2009 and 2010 blend requirements as laid out in EISA. Since blended gallons and renewable identification number (RIN) credits from 2009 will count toward the 2010 volume, plus some carryover from 2008—in addition to reinstating some retired RINs whose wet gallons went to particular off-

road markets, plus obligated parties being able to carry a deficit over—some analysts said the actual volume blended in 2010 will be far less than anticipated.
Indirect land-use change is still part of the final rule, but the models used are “based on the soundest available science,” and are “more sophisticated” than previously published. The EPA considered public comment as it wrote the standard and worked closely with USDA to implement a more realistic characterization of biofuels’ GHG reductions and learned its original accounts for crop productivity and yield, for instance, were incorrect. Also, in its proposed rule, EPA only considered 40 nations; when 160 countries were pulled into its indirect land-use change modeling, the impacts were different and less than were once thought.
Ag secretary Tom Vilsack said one reason the numbers were different in the final RFS-2 rule versus the proposed rule is that crop productivity is continually evolving and rapidly changing, and technology impacts and affects what happens on land. Vilsack also said there are resources in the farm bill for first-generation biofuel producers to retrofit their plants in order to update the process technology.
During the National Biodiesel Conference, which was held only days after the final RFS-2 rule came out, EPA officials discussed several of the confounding issues in the rule, which included feedstock tracking and the enormous paper trail of facility registration, engineering reviews, RIN tracking and reporting, and even temperature standardization (the producer must use 60° F for calculating volume and subsequent RINs).
Also, the final rule does not require soy biodiesel producers to track the origin of their feedstock and provide regular reports to the agency, as was expected under the proposed rule; but producers using animal fats or used cooking oils will be required to do so beginning July 1 if they want to generate RINs. Although producers using waste feedstock will have to keep feedstock supplier records and produce quarterly reports for EPA, the requirements are “not onerous.” An EPA official said if a producer is using animal fats, for instance, he will need to indicate its source, but they would not have to track it beyond their supplier. Producers using domestic crop oils will not have to track feedstock and provide reports to EPA as long as U.S. cropland acres do not exceed the 2007 baseline of 402 million acres.
BIODIESEL SUPPORTERS TOUT THE BENEFITS OF B-5 MANDATE
During testimony Monday, March 1, before an Iowa committee, two biofuels officials touted the benefits a biodiesel mandate bill moving through the state legislature would have on the local economy and on their industry. SF 464, sponsored by Senate President Jack Kibbe (D-District 4), would require B5 year-round, but provide several exclusions, including motors located at an electric generating plant or railroad locomotives. “We spend $48 million a year on Persian Gulf oil, just to make diesel in the state of Iowa,” Randy Olson, executive director of the Iowa Biodiesel Board, testified before Iowa’s House Agriculture Committee. “All the while, our state’s own biodiesel industry, which can produce a homegrown diesel fuel substitute from local resources, is dying,” he said. “The B5 bill could save our state’s green jobs, and make Iowa a national hub for meeting the one billion gallons of biodiesel demand created by federal legislation,” Olson continued. “But if our state is to reap the rewards, we need to seize the opportunity now to make this long-term investment in our state,” he added. Olson previously said that the B5 mandate would create demand for 45 million gallons per year of Iowa-made biodiesel. During his testimony, Olson pointed to a study of 2009 biodiesel production levels, showing that an increase in economic activity generated by the biodiesel industry supported the creation of more than 2,900 permanent jobs throughout the economy and added more than $470 million dollars to Iowa’s GDP annually. Also testifying on March 1 was Monte Shaw, executive director of the Iowa Renewable Fuels Association (IRFA). During his testimony, Shaw also touted the economic benefit of a biodiesel mandate, and reiterated that a biodiesel mandate would not drive up diesel prices in the region, citing a recently released analysis by his association.
Previously, the House Agriculture Committee received testimony from the Iowa Motor Truck Association and from Decker Truck Line. According to a summation of the hearing, posted on the committee’s website, Iowa Motor Truck Association’s Brenda Neville explained the 2 Million Mile Haul biodiesel test that Decker Truck Line is involved in, noting that “the company’s involvement was intended to make an objective determination of the performance of biodiesel and not as an endorsement of any type.” SF 464 passed out of a House Ways and Means Subcommittee last month and still resides in that committee. It’s unclear when a vote might occur on the bill.
If the provision passed, it would be a well-needed boost to Iowa biodiesel producers. According to IRFA, while the state has nine operating biodiesel plants with the capacity to produce 322.5 million gallons per year, the facilities actually produced an estimated 85 million gal by the end of 2009. That is mostly due to challenging economics that has left many U.S. biodiesel plants operating at much reduced rates, or closing operations. The situation has worsened since the start of the year, when the $1 per gallon biodiesel tax incentive expired without extension.

Western Iowa Energy, LLC
1220 S. Center St.
PO Box 399
Wall Lake, IA 51466
www.westerniowaenergy.com
Phone: 712-664-2173
Fax: 712-664-2183

Larry Breeding, General Manager: lbreeding@westerniowaenergy.com	Jeanne Sorensen, Compliance Coord: jsorensen@westerniowaenergy.com
Joe Reed, Operations Manager: jreed@westerniowaenergy.com	Kris Ziegmann, Accounting Asst: kziegmann@westerniowaenergy.com
Joe Neppl, Chief Financial Officer: jneppl@westerniowaenergy.com
DISCLAIMER:
Throughout this report, we make “forward-looking statements” that involve future events, our future performance, and our future operations and actions. In some cases, you can identify forward-looking statements by the use of words such as “may,” “should,” “plan,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” “believe,” “expect” or “anticipate” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties.
BIODIESEL TAX CREDIT UPDATE
Senate Majority Leader Harry Reid (D-Nev.) and Senate Finance Committee Chairman Max Baucus (D-Mont.) formally introduced a revamped jobs bill package on Monday, March 1, that includes the much-focused-on extension of the $1 per gallon biodiesel tax credit. The legislation, which circulated around Capitol Hill last week, would also extend unemployment insurance and health care benefits through the end of 2010, and extend other business tax breaks. The move follows Senate approval last week of a pared-down $15 billion jobs bill, which initially included the one-year, retroactive extension of the biodiesel tax credit, but Reid later stripped out much of the bill—including the biodiesel language—to help gain quick passage.
“Last week, with a solid, bipartisan vote, we passed legislation to help create jobs. But we can and should do more,” Baucus explained. “And by extending this package of vital provisions, we can do just that. Extending these tax cuts creates the right environment for job creation,” he added. As with previous iterations of the jobs package compiled by Baucus and Committee Ranking Member Chuck Grassley (R-Iowa), the bill would extend the $1 per gallon biodiesel tax credit for one year and retroactively apply it to the beginning of the year. It would also extend the small agri-biodiesel producer credit of 10¢ per gallon for one year. If passed, the package would need to be reconciled with a similar bill passed by the House of Representative on December 9, 2009.
This latest move comes as the U.S. biodiesel industry continues to struggle. “The current state of the biodiesel industry can only be described as dire—production has dropped to nearly zero, plants are idle, and many have cut back hours or payroll, with layoffs increasing by the day,” National Biodiesel Board (NBB) spokesman Michael Frohlich previously said.
Biodiesel producer REG said it was pleased that Baucus “included the extension of the biodiesel tax credit in the current jobs legislation. We urge our senators to work swiftly to pass this bill and get the biodiesel industry back on track,” said REG spokeswoman Alicia Clancy. “Until the reinstatement and retroactivity of the tax credit are in place, the industry will remain at best, in a stalemate and at worst in a state of continued disruption,” she added.
Meanwhile, if and when Congress extends the biodiesel tax credit, “REG will continue to partner with NBB and our industry partners in working with our federal legislators to help put in place a long-term program, as proposed by Sen. Maria Cantwell (D-Wash.) and Grassley, to help ensure our nation can meet its energy independence and greenhouse gas emission reductions goals using biodiesel,” Clancy said, referring to legislation the senators introduced that would revamp and extend the tax credit for five years.

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